Exhibit 99.1

Ur-Energy Releases 2017 Q1 Results

Littleton, Colorado (PR Newswire – May 5, 2017) Ur-Energy Inc. (NYSE MKT:URG TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2017, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Chairman of the Company, Jeff Klenda noted “We continue to execute on our strategy to satisfy our 2017 deliveries through a combination of purchased and produced pounds. In the first quarter, we purchased 200,000 pounds at an average cost of $20 per pound, which led to gross profit margins in excess of 57 percent and cash flows from operations of $6.5 million. We did this while at the same time reaching the safety milestone of 12 months with no lost-time accidents. I couldn’t be more proud of our team.”

Lost Creek Uranium Production and Sales

During the three months ended March 31, 2017, a total of 79,340 pounds of U3O8 was captured within the Lost Creek plant. 74,382 pounds were packaged in drums and 72,643 pounds of drummed inventory were shipped to the conversion facility. We sold 250,000 pounds of U3O8 during the period, of which 50,000 pounds were from produced inventory and 200,000 pounds were from purchased U3O8. Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Production and Production Costs	Unit	2017 Q1	2016 Q4	2016 Q3	2016 Q2

Pounds captured	lb	79,340	103,558	141,774	133,341
Ad valorem and severance tax	$000	$241	$247	$552	$304
Wellfield cash cost (1)	$000	$889	$864	$858	$846
Wellfield non-cash cost (2)	$000	$776	$777	$778	$778
Ad valorem and severance tax per pound captured	$/lb	$3.04	$2.39	$3.89	$2.28
Cash cost per pound captured	$/lb	$11.20	$8.34	$6.05	$6.34
Non-cash cost per pound captured	$/lb	$9.78	$7.50	$5.49	$5.83

Pounds drummed	lb	74,382	111,049	145,893	130,308
Plant cash cost (3)	$000	$1,488	$1,336	$1,564	$1,505
Plant non-cash cost (2)	$000	$491	$493	$495	$494
Cash cost per pound drummed	$/lb	$20.00	$12.03	$10.72	$11.55
Non-cash cost per pound drummed	$/lb	$6.60	$4.44	$3.40	$3.77

Pounds shipped to conversion facility	lb	72,643	98,775	149,540	148,714
Distribution cash cost (4)	$000	$47	$68	$86	$123
Cash cost per pound shipped	$/lb	$0.65	$0.69	$0.58	$0.83

Pounds purchased	lb	200,000	-	-	-
Purchase costs	$000	$4,015	$-	$-	$-
Cash cost per pound purchased	$/lb	$20.08	$-	$-	$-

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight line basis so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2017 Q1	2016 Q4	2016 Q3	2016 Q2

Pounds sold	lb	250,000	100,000	200,000	187,000
U3O8 sales	$000	$14,819	$3,270	$9,471	$6,741
Average contract price	$/lb	$59.28	$32.70	$47.36	$39.35
Average spot price	$/lb	$-	$-	$-	$27.00
Average price per pound sold	$/lb	$59.28	$32.70	$47.36	$36.05

U3O8 cost of sales (1)	$000	$6,295	$3,082	$5,818	$5,094
Ad valorem and severance tax cost per pound sold	$/lb	$4.00	$2.98	$3.09	$2.65
Cash cost per pound sold	$/lb	$26.12	$18.27	$17.50	$16.88
Non-cash cost per pound sold	$/lb	$15.48	$9.57	$8.50	$7.71
Cost per pound sold - produced	$/lb	$45.60	$30.82	$29.09	$27.24
Cost per pound sold - purchased	$/lb	$20.08	$-	$-	$-
Average cost per pound sold	$/lb	$25.18	$30.82	$29.09	$27.24

U3O8 gross profit	$000	$8,524	$188	$3,653	$1,647
Gross profit per pound sold	$/lb	$34.10	$1.88	$18.27	$8.81
Gross profit margin	%	57.5%	5.7%	38.6%	24.4%

Ending Inventory Balances
Pounds
In-process inventory	lb	28,164	29,891	57,647	62,028
Plant inventory	lb	14,019	12,274	-	3,654
Conversion facility inventory	lb	113,528	84,689	84,808	135,723
Total inventory	lb	155,711	126,854	142,455	201,405

Total cost
In-process inventory	$000	$712	$897	$866	$929
Plant inventory	$000	$670	$461	$-	$115
Conversion facility inventory	$000	$4,379	$2,751	$2,539	$3,846
Total inventory	$000	$5,761	$4,109	$3,405	$4,890

Cost per pound
In-process inventory	$/lb	$25.28	$30.01	$15.02	$14.98
Plant inventory	$/lb	$47.79	$37.56	$-	$31.47
Conversion facility inventory	$/lb	$38.57	$32.48	$29.94	$28.34

Notes:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values.

U3O8 sales of $14.8 million for 2017 Q1 were based on selling 250,000 pounds at an average price of $59.28 into term contract deliveries. We did not make any spot sales during the quarter. Of the 250,000 pounds sold, 50,000 were from produced inventory and 200,000 were from purchased U3O8. For the quarter, our cost of sales totaled $6.3 million at an average cost of $25.18 per pound.

The gross profit from the sale of produced uranium for the quarter was $0.8 million, which represents a gross profit margin of approximately 27%. Gross profit from the sale of purchased uranium was $7.7 million, which represents a gross margin of approximately 66%. Total gross profit was $8.5 million, or approximately 58%.

Total Cost Per Pound Sold Reconciliation [1]	Unit	2017 Q1	2016 Q4	2016 Q3	2016 Q2

Ad valorem & severance taxes	$000	$241	$247	$552	$304
Wellfield costs	$000	$1,665	$1,641	$1,636	$1,624
Plant and site costs	$000	$1,979	$1,829	$2,059	$1,998
Distribution costs	$000	$47	$68	$86	$123
Inventory change	$000	$(1,652)	$(703)	$1,485	$1,045
Cost of sales - produced	$000	$2,280	$3,082	$5,818	$5,094
Cost of sales - purchased	$000	$4,015	$—	$—	$—
Total cost of sales	$000	$6,295	$3,082	$5,818	$5,094

Pounds sold produced	lb	50,000	100,000	200,000	187,000
Pounds sold purchased	lb	200,000	—	—	—
Total pounds sold	lb	250,000	100,000	200,000	187,000

Average cost per pound sold - produced (1)	$/lb	$45.60	$30.82	$29.09	$27.24
Average cost per pound sold - purchased	$/lb	$20.08	$-	$-	$-
Total average cost per pound sold	$/lb	$25.18	$30.82	$29.09	$27.24

1	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2017

At the end of the first quarter of 2017, the average spot price per pound of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, was approximately $23.88. Market fundamentals have not changed sufficiently to warrant the accelerated development of mine unit two (“MU2”). In response, we will instead develop MU2 at a controlled rate, which will allow us to produce at a level that will satisfy a portion of our term contracts.

In 2017, we have 600,000 pounds of U3O8 under contract at an average price of approximately $51 per pound. We have made arrangements to purchase 410,000 pounds at an average cost of $22 per pound. The remaining pounds can readily be delivered from our current inventory and anticipated production. We are not forecasting any spot sales at this time, given the current spot market environment.

We expect to have contract sales of 241,000 pounds U3O8 in 2017 Q2 at an average price of $49 per pound. We have contracted to purchase 210,000 of those pounds at an average cost of $23 per pound. The balance will be delivered from Lost Creek production.

The 2017 Q2 production target for Lost Creek is between 60,000 and 75,000 pounds U3O8 dried and drummed. Full year 2017 production guidance is unchanged at between 250,000 and 300,000 pounds. Our production rate may be adjusted based on continuing operational matters and other indicators in the market.

Following advance purchasing and planning activities in March, drilling and other construction work to develop the first three header houses in MU2 commenced in early April. We expect to bring the first MU2 header house on line in 2017 Q3. Development expenditures are expected to increase as a result.

As at May 3, 2017, our unrestricted cash position was $8.5 million.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
866-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and continued maintenance of controlled production and development at Lost Creek; ability to deliver into existing contractual obligations through a balance of production and purchased pounds; and whether the Company’s long term contracts adequately protect against market volatility) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.